Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No’s. 333-198830 and 333-203227) and Form S-3 (No. 333-218775) of Eldorado Resorts, Inc. of our report dated July 19, 2017, with respect to the consolidated balance sheets as of April 23, 2017 and April 24, 2016, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the fiscal years ended April 23, 2017, April 24, 2016, and April 26, 2015, of Isle of Capri Casinos, Inc., included in Eldorado Resorts, Inc.’s Current Report on Form 8-K dated September 11, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 11, 2017